Exhibit h.7

                    ADDITION OF THE
               OAK RIDGE LARGE CAP FUND
                        TO THE
               TRANSFER AGENT AGREEMENT
                        Between
                 OAK RIDGE FUNDS, INC.
                          and
           FIRSTAR MUTUAL FUND SERVICES, LLC
                Dated December 1, 1995

     WHEREAS, the above parties have entered into a Transfer Agent Agreement (the "Agreement") whereby
Firstar Mutual Fund Services, LLC ("FMFS") has agreed to provide transfer agent services to Oak Ridge Funds, Inc. (the "Company"); and

     WHEREAS, the parties would like to add the Oak
Ridge Large Cap Fund (the "Fund") to the Agreement;

     NOW THEREFORE, the Company and FMFS agree to add the Fund to the Agreement and compensation for the addition of the Fund is as follows:

          First class of fund:

               $16.00 per shareholder account
               $10.00 per Fed wire transfer (billed to
investor)
               $5.00 per telephone exchange (billed to
investor)
               Annual minimum fee $10,000

          Second class of fund:

               $16.00 per shareholder account
               $10.00 per Fed wire transfer (billed to investor)
               $5.00 per telephone exchange (billed to investor)
               Annual minimum fee $10,000



          Plus out-of-pocket expenses, including but not limited to:

               Telephone - toll free lines      Postage
               Programming                      Stationary/envelopes
               Mailing                          Insurance
               Proxies                          Retention of records
               Microfilm/fiche of records       Special reports
               All other out-of-pocket expenses


Dated this 7th day of January, 1999.


OAK RIDGE FUNDS, INC.              FIRSTAR MUTUAL FUND SERVICES, LLC



BY: /s/ Samuel Wegbreit            BY: /s/ Joseph Neuberger
-------------------------          -------------------------------------